MARATHON OIL CORPORATION REPORTS
FIRST QUARTER 2009 RESULTS

HOUSTON, April 30, 2009 – Marathon Oil Corporation (NYSE:MRO) today reported first quarter 2009 net income of $282 million, or $0.40 per diluted share. Net income in the first quarter 2008 was $731 million, or $1.02 per diluted share. For the first quarter 2009, net income adjusted for special items was $240 million, or $0.34 per diluted share, compared to net income adjusted for special items of $767 million, or $1.07 per diluted share, for the first quarter of 2008.

	Three Months Ended
	March 31,
(In millions, except per diluted share data)	2009	2008
Net income adjusted for special items (a)	$240	$767
Adjustments for special items (net of taxes):
Gain (loss) on U.K. natural gas contracts	42	(36)
Net income	$282	$731
Net income adjusted for special items (a) – per diluted share	$0.34	$1.07
Net income – per diluted share	$0.40	$1.02
Revenues and other income	$10,357	$18,100
Weighted average shares – diluted	712	717

(a)
Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See below for further discussion of net income adjusted for special items.

“In the first quarter of 2009, Marathon’s Exploration and Production segment delivered improved reliability, contributing to strong production growth, while our Refining, Marketing and Transportation segment had a solid financial performance, resulting from high operational reliability in our refineries along with strong refining margins and improved same store retail gasoline sales volume and merchandise sales,” said Clarence P. Cazalot, Jr., president and CEO of Marathon.

“While we achieved better than projected production growth in the first quarter, our Exploration and Production, Integrated Gas and Oil Sands Mining segments were negatively impacted by the dramatic decrease in crude oil and natural gas prices, leading to a decrease in combined segment income over the same quarter in 2008. With the strong production performance delivered from the Alvheim/Vilje development in Norway and the Equatorial Guinea complex, Marathon’s first quarter 2009 production available for sale from the Exploration and Production and Oil Sands Mining segments increased 14 percent compared to first quarter 2008, and 6 percent compared to fourth quarter 2008. This places us well on track for another full year of significant production growth in 2009, and for our projected top-tier 4 percent compound average production growth rate through 2011.

“Additionally, we continue to strengthen our refining system with the Garyville Major Expansion which is approximately 85 percent complete and on schedule for a fourth quarter 2009 start-up,” Cazalot said. “In addition, we’re increasing our retail same store and brand marketing gasoline volumes, while delivering added value through our significant pipeline and terminal operations.

“Marathon is managing through this challenging economic cycle, delivering solid business performance and maintaining capital discipline. We’re working hard to reduce costs throughout the organization, as well as working with our suppliers, vendors and partners to drive down costs – and we’re already seeing tangible results.

“We continue to maintain a strong balance sheet with solid liquidity. Capturing the benefits of our long-standing financial discipline and competitive cost structure, Marathon is well positioned to continue delivering on our near-, medium- and long-term value-accretive projects that yield the highest rates of return for our shareholders,” Cazalot said.

“Today we also announced the signing of agreements to sell a portion of our Permian Basin production assets for $301 million. Including these most recent agreements, we have announced asset sales with transaction values totaling approximately $1.6 billion since launching our asset review and divestiture program in March 2008. It’s anticipated this program will generate $2 to $4 billion on a pretax basis, with additional announcements expected by mid-2009,” Cazalot said.

Segment Results

Total segment income was $262 million in the first quarter of 2009, compared to $735 million in the first quarter of 2008.

	Three Months Ended
	March 31,
(In millions)	2009	2008
Segment Income (Loss)
Exploration and Production
United States	$(52)	$244
International	152	440
Total E&P	100	684
Oil Sands Mining	(24)	27
Refining, Marketing and Transportation	159	(75)
Integrated Gas	27	99
Segment Income(a)	$262	$735
a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Exploration and Production (E&P) segment income totaled $100 million in the first quarter of 2009, compared to $684 million in the first quarter of 2008. The decrease was primarily a result of lower liquid hydrocarbon and natural gas price realizations. Sales volumes during the quarter averaged 404,000 barrels of oil equivalent per day (boepd), compared to 378,000 boepd for the same period last year. This 7 percent increase in sales volumes primarily reflects sales from the Alvheim/Vilje development offshore Norway and the Neptune development in the Gulf of Mexico, both of which began production in mid-2008. Natural gas sales in Equatorial Guinea have also increased due to improved reliability at the liquefied natural gas (LNG) and methanol plants which purchase this gas.

Production available for sale in the first quarter 2009 averaged 429,000 boepd, compared to 375,000 boepd in the same period last year, an increase of 14 percent. The difference between first quarter 2009 production volumes available for sale and recorded sales volumes is due to the timing of international liftings, primarily in the United Kingdom and central Africa.

United States E&P reported a loss of $52 million in the first quarter of 2009, compared to income of $244 million in the first quarter of 2008. Revenues decreased 50 percent as a result of lower product price realizations. Depreciation, depletion and amortization (DD&A) expense increased due to the commencement of production from the Neptune development mid-year 2008. A downward revision in proved reserves for Neptune in the first quarter of 2009 further increased DD&A expense and also led to a charge related to unutilized pipeline capacity. The operator is evaluating further development potential that may enhance the project's value. Also contributing to the lower income in the first quarter of 2009 were charges related to the cancellation of drilling rigs and a partial impairment of our investment in a different pipeline in the Gulf of Mexico.

International E&P income was $152 million in the first quarter of 2009, compared to $440 million in the first quarter of 2008. The decrease was primarily a result of lower liquid hydrocarbon realizations. Liquid hydrocarbon sales from the Alvheim/Vilje development had a net favorable impact, partially offset by the DD&A related to the new production. Lower exploration expenses also had a positive impact.

	Three Months Ended
	March 31,
	2009	2008
Key E&P Production Statistics
Net Sales
United States – Liquids (mbpd)	66	63
United States – Natural Gas (mmcfpd)	425	482
International – Liquids (mbpd)	158	127
International – Natural Gas (mmcfpd)	656	647
Total Net Sales (mboepd)	404	378

Marathon’s Alvheim/Vilje development in Norway achieved strong operational performance throughout the first quarter of 2009, averaging 73,900 net boepd [68,000 net barrels per day (bpd) of liquid hydrocarbons and 35 million net cubic feet per day (mmcfpd) of natural gas]. The Alvheim floating, production, storage and offloading (FPSO) vessel reached a facility record high of 142,000 gross bpd of liquid hydrocarbons during the quarter. Also in Norway, the Volund development continues to progress on schedule toward first production in the fourth quarter of 2009, subject to available processing capacity on the Alvheim FPSO. Marathon has 65 percent operated interests in Alvheim and Volund and a 47 percent outside-operated interest in Vilje.

Marathon made its 29th deepwater discovery offshore Angola with the Leda discovery well on Block 31, announced in March. The Leda discovery well, located about 7 miles southwest of the Marte field, was drilled through salt to access the oil-bearing sandstone reservoir beneath. Marathon holds a 10 percent outside-operated interest in Block 31.

The Company was the apparent high bidder on 16 blocks offered in the Central Gulf of Mexico Lease Sale No. 208 conducted by the Minerals Management Service during the first quarter. Representing total net bids by the Company of approximately $62 million, 10 blocks were bid 100 percent by Marathon and the remaining six blocks were bid in conjunction with partners. The acreage will expand Marathon's significant position in the Lower Tertiary play and add eight well-positioned blocks to its already strong position in the Miocene play.

In February, Marathon began drilling the first of four development wells on its Droshky discovery in the Gulf of Mexico on Green Canyon Block 244, with first production targeted for 2010.

As part of the Company's targeted expansion into key North America resource plays, it continued to increase production in the Bakken Shale play in North Dakota to 8,500 bpd in first quarter 2009 compared to 3,500 bpd in the same quarter last year.

Oil Sands Mining

The Oil Sands Mining (OSM) segment reported a loss of $24 million for the first quarter of 2009 compared to income of $27 million in the first quarter of 2008, primarily driven by a 57 percent decrease in average realizations, although synthetic crude sales volumes increased slightly and operating expenses, primarily those driven by commodity prices, were down.

Included in segment results was an after-tax gain of $6 million on crude oil derivative instruments in the first quarter 2009 versus an after-tax loss of $36 million for the same period in 2008.

During the first quarter 2009, the Company sold derivative instruments at an average exercise price of $50.50 per barrel which effectively offset the open crude oil put positions. All derivative instruments related to the OSM segment expire at year-end 2009.

	Three Months Ended
	March 31,
	2009	2008
Key Oil Sands Mining Statistics
Net Bitumen Production (mbpd)	25	24
Net Synthetic Crude Oil Sales (mbpd)	32	31
Synthetic Crude Oil Average Realization (per bbl)(a)	$38.49	$88.85
 (a)      Excludes gains and losses on derivative instruments.

Marathon’s first quarter 2009 net bitumen production from the Athabasca Oil Sands Project (AOSP) mining operation was 25,000 bpd, compared to 24,000 bpd in the same quarter of last year.

The AOSP Phase 1 expansion is on track and is anticipated to begin operations in the 2010/2011 timeframe. The Phase 1 expansion includes construction of mining and extraction facilities at the Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader and development of related infrastructure.

Refining, Marketing and Transportation

Refining, Marketing and Transportation (RM&T) segment income was $159 million in the first quarter of 2009 compared to a loss of $75 million in the first quarter of 2008. The increase was primarily the result of a higher refining and wholesale marketing gross margin, which increased to 7.92 cents per gallon in the first quarter of 2009 from a negative 0.26 cents in the first quarter of 2008. This margin improvement exceeded the relevant market indicators [Light Louisiana Sweet (LLS) 6-3-2-1 crack spreads] in the Midwest (Chicago) and Gulf Coast markets as the differential between Marathon's average wholesale price realization and its average cost of crude oil and other feedstocks increased more than the quarter-to-quarter change in the market indicators. In addition, manufacturing and other expenses were lower in the first quarter of 2009 as compared to the first quarter 2008 primarily due to lower energy and maintenance costs. Lower ethanol blending margins partially offset these favorable impacts.

Marathon’s first quarter 2009 refining and wholesale marketing gross margin included pretax derivative losses of $60 million, primarily resulting from mitigation of crude oil inventory price risk exposure. The first quarter 2008 gross margin included pretax derivative losses of $120 million including the impact of using derivatives to mitigate domestic crude oil acquisition price risk, a practice that the Company discontinued during the second quarter of 2008.

Crude oil refined during the first quarter of 2009 averaged 851,000 bpd, a 6,000 bpd increase from the first quarter of 2008, and total refinery throughputs were 1,071,000 bpd, slightly lower than the 1,079,000 bpd in the first quarter of 2008.

	Three Months Ended
	March 31,
	2009	2008
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	851	845
Other Charge and Blend Stocks (mbpd)	220	234
Total Refinery Inputs (mbpd)	1,071	1,079
Refined Products Sales Volumes (mbpd)	1,286	1,279
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.0792	$(0.0026)

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 10.68 cents in the first quarter of 2009, compared to 11.47 cents in the first quarter of 2008. SSA first quarter 2009 same store gasoline sales volume increased by approximately 1 percent over the first quarter of 2008 while same store merchandise sales increased by approximately 11 percent for the same period.

The Garyville Major Expansion project is approximately 85 percent complete with an on-schedule startup expected in the fourth quarter 2009.  When completed, this expansion will increase the Garyville refinery’s crude oil refining capacity by 180,000 bpd, improving scale efficiencies and feedstock flexibility.

Construction on the Detroit Heavy Oil Upgrading Project continues with a projected completion date of mid-2012.

During the first quarter of 2009, the Company successfully negotiated union agreement extensions at four union-represented refinery locations.

Integrated Gas

Integrated Gas segment income was $27 million in the first quarter of 2009 compared to $99 million in the first quarter of 2008. The decrease was primarily a result of lower price realizations. The LNG facility in Equatorial Guinea continued to perform with high reliability during the first quarter of 2009, with operational availability of 96 percent. Marathon holds a 60 percent interest in the facility.

The Company spent approximately $18 million on a pretax basis during the first quarter of 2009 on gas commercialization technologies, including its proprietary GTFTM technology, which was consistent with the first quarter of 2008.

	Three Months Ended
	March 31,
	2009	2008
Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,769	6,912
Methanol	1,153	1,130

Corporate

Marathon has entered into two definitive agreements to sell all of its company-operated and a portion of its outside-operated assets in the Permian Basin of New Mexico and West Texas. The total value of these transactions is $301 million, based on an effective date of Jan. 1, 2009 and excluding any purchase price adjustments at closing. It is expected that these transactions will close during the second quarter of 2009. The transactions include: 100 percent of Marathon’s interests in the Indian Basin Field and Indian Basin Gas Plant, as well as Marathon’s company-operated properties in Burton Flats and Travis Field, all in Eddy County, New Mexico, 100 percent of Marathon’s interests in company-operated Permian Basin assets located in Lea County, New Mexico, and in Reagan, Howard and Sterling Counties in Texas, and all of Marathon’s interests in the Chenot/Putnam Area in Pecos County, Texas. Net production from these operations averaged 8,150 boepd for the first quarter of 2009. The outside-operated assets retained in the Permian Basin contributed approximately 7,150 boepd during the first quarter.

In April 2009, Marathon completed the sale of its wholly owned subsidiary, Marathon Oil Ireland Limited (MOIL) to PSE Ireland Limited, a subsidiary of Petroliam Nasional Berhad (Petronas). The transaction had a total value of $180 million with an effective date of Dec. 31, 2007. This sale does not include Marathon's 18.5 percent interest in the Corrib natural gas development.

During the first quarter of 2009, Marathon issued $1.5 billion of new long-term debt. Of that, $700 million matures in five years and $800 million matures in 10 years. At March 31, 2009, the Company had a 24 percent cash-adjusted debt-to-capital ratio.

At March 31, 2009, Marathon’s main sources of short-term liquidity amounted to approximately $4.9 billion, comprised of approximately $1.9 billion of cash equivalents and its full capacity under its $3 billion committed revolving credit facility.

Special Items

Marathon has two natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. In the first quarter of 2009, the non-cash after-tax mark-to-market gain on these contracts related to sales of natural gas from the Brae field complex totaled $42 million. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from net income adjusted for special items. These contracts will expire in September 2009.

The Company will conduct a conference call and webcast today, April 30, at 2:00 p.m. EDT during which it will discuss first quarter results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at www.Marathon.com. Replays of the webcast  will be available through May 14, 2009. Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of future production, the Volund development, the Droshky discovery, the AOSP expansion, the Garyville Major Expansion project, the Detroit Heavy Oil Upgrading Project, the anticipated sale of assets in the Permian Basin of New Mexico and West Texas, and the goal of achieving $2 - $4 billion in asset sales on a pre-tax basis. Factors that could potentially affect the timing and levels of future production, the Volund development and the Droshky discovery include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations.  Factors that could affect the AOSP expansion, the Garyville Major Expansion and the Detroit Heavy Oil Upgrading Project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects.   The disposition of assets in the Permian Basin of New Mexico and West Texas could be adversely affected by the inability or delay in obtaining necessary government and third-party approvals and other customary closing conditions. Some factors that could potentially affect the asset sale program include changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, future financial condition and operating results, and economic, business, competitive and/or regulatory factors affecting the Company’s businesses. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103
	Leslie Hiltabrand	713-296-4102
Investor Relations Contacts:	Howard Thill	713-296-4140
	Chris Phillips	713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share data)	2009	2008
Revenues and other income:
Sales and other operating revenues
(including consumer excise taxes)	$10,234	$17,280
Sales to related parties	20	542
Income from equity method investments	47	209
Net gain on disposal of assets	4	10
Other income	52	59
Total revenues and other income	10,357	18,100

Costs and expenses:
Cost of revenues (excludes items below)	7,402	14,452
Purchases from related parties	95	139
Consumer excise taxes	1,174	1,216
Depreciation, depletion and amortization	665	451
Selling, general and administrative expenses	291	300
Other taxes	103	123
Exploration expenses	62	129
Total costs and expenses	9,792	16,810

Income from operations	565	1,290

Net interest and other financing income (costs)	(13)	9

Income from continuing operations before income taxes	552	1,299

Provision for income taxes	270	568

Net income	$282	$731

Net income
Per share – basic	$0.40	$1.03
Per share – diluted	$0.40	$1.02

Dividends paid per share	$0.24	$0.24

Weighted average shares
Basic	709	713
Diluted	712	717

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions, except as noted)	2009	2008
SEGMENT INCOME (LOSS)
Exploration and Production
United States	$(52)	$244
International	152	440
E&P segment	100	684
Oil Sands Mining	(24)	27
Refining, Marketing and Transportation	159	(75)
Integrated Gas	27	99
Segment income	262	735

Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(22)	32
Gain (loss) on long-term U.K. natural gas contracts	42	(36)
Net income	$282	$731

CAPITAL EXPENDITURES
Exploration and Production	$389	$775
Oil Sands Mining	286	248
Refining, Marketing and Transportation	660	511
Integrated Gas	-	1
Corporate	1	2
Total	$1,336	$1,537

EXPLORATION EXPENSES
United States	$34	$50
International	28	79
Total	$62	$129

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended
	March 31,
	2009	2008
E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	66	63

Europe	73	23
Africa	85	104
Total International	158	127
Worldwide	224	190
Net Natural Gas Sales (mmcfpd)(a)
United States	425	482

Europe	223	252
Africa	433	395
Total International	656	647
Worldwide	1,081	1,129
Total Worldwide Sales (mboepd)	404	378

Average Realizations (b)
Liquid Hydrocarbons (per bbl)
United States	$36.60	$83.98

Europe	47.59	94.48
Africa	36.70	90.25
Total International	41.71	91.03
Worldwide	$40.20	$88.70

Natural Gas (per mcf)
United States	$4.49	$6.83

Europe	6.29	7.80
Africa (c)	0.25	0.25
Total International	2.30	3.19
Worldwide	$3.16	$4.75
(a)	Includes natural gas acquired for injection and subsequent resale of 24 mmcfd and 37 mmcfd in the first quarters of 2009 and 2008.
(b)	Excludes gains and losses on derivative instruments (including the unrealized effects of U.K. natural gas sales contracts that are accounted for as derivatives).
(c)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended
	March 31,
(Dollars in millions, except as noted)	2009	2008
OSM OPERATING STATISTICS
Net Bitumen Production (mbpd)	25	24
Net Synthetic Crude Oil Sales (mbpd)	32	31
Synthetic Crude Oil Average Realization (per bbl) (d)	$38.49	$88.85
RM&T OPERATING STATISTICS
Refinery Runs (mbpd)
Crude oil refined	851	845
Other charge and blend stocks	220	234
Total	1,071	1,079

Refined Product Yields (mbpd)
Gasoline	617	601
Distillates	309	284
Propane	21	21
Feedstocks and special products	50	101
Heavy fuel oil	23	30
Asphalt	65	60
Total	1,085	1,097

Refined Products Sales Volumes (mbpd)(e)	1,286	1,279

Refining and Wholesale Marketing Gross Margin (per gallon) (f)	$0.0792	$(0.0026)

Speedway SuperAmerica
Retail outlets	1,612	1,637
Gasoline and distillate sales (millions of gallons)	784	792
Gasoline and distillate gross margin (per gallon)	$0.1068	$0.1147
Merchandise sales	$690	$647
Merchandise gross margin	$178	$163
IG OPERATING STATISTICS
Net Sales (metric tonnes per day)(g)
LNG	6,769	6,912
Methanol	1,153	1,130
(d)	Excludes gains and losses on derivative instruments.
(e)	Total average daily volumes of all refined product sales to wholesale, branded and retail customers.
(f)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
(g)
Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and Methanol sales from Equatorial Guinea are conducted through equity method investees.